AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this “Amendment”) is dated as of June 26, 2026 by and between CAPITOL SERIES TRUST, (the “Fund”) on behalf of each series, separately and not jointly, listed on Annex A to the Agreement (defined below), and BROWN BROTHERS HARRIMAN & CO. ("BBH&Co. or when referring to BBH&Co. in its capacity as custodian, the “Custodian”, and when referring to BBH&Co. in its capacity as transfer agent, “TA”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Fund and BBH&Co. entered into a Custodian and Transfer Agent Agreement dated as of December 9, 2021 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”).

WHERAS, the Fund and BBH&Co. have agreed to make certain modifications to the terms of the Agreement as further detailed herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

1.       Ratification of Custody, CMS Sweep (as defined below) and Transfer Agency Services:

a.	The Fund and BBH&Co. hereby acknowledge and agree that effective February 26, 2025, BBH&Co. began providing Custody (including Cash Management Services Sweep (the “CMS Sweep”)), and Transfer Agency services in respect of Sterling Capital Enhanced Core Bond ETF, a series of the Fund.

b.	The parties further acknowledge and agree that all actions and agreements made and undertaken in respect of BBH&Co.’s provision of Custody, CMS Sweep and Transfer Agency services in respect of Sterling Capital Enhanced Core Bond ETF, are hereby ratified, approved, and confirmed in all respects and shall be deemed to have been duly authorized and binding as of February 26, 2025.

2.       Amendment to the Agreement:

a.	The Fund and BBH&Co. agree that the existing ANNEX A: LIST OF PORTFOLIOS shall be deleted in its entirety and the updated ANNEX A: LIST OF PORTFOLIOS attached hereto shall be substituted in place thereof:

i.	“FullerThaler Behavioral Growth ETF” is hereby added to ANNEX A: LIST OF PORTFOLIOS; and

ii.	“Clockwise Capital Innovation ETF” is hereby removed from ANNEX A: LIST OF PORFOLIOS.

3.       Miscellaneous:

a.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and
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prior writings with respect hereto. Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

b.	This Amendment shall be governed and construed in accordance the governing law and jurisdiction provisions of the Agreement.

c.	This Amendment may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

BROWN BROTHERS HARRIMAN & CO. By:_________________________ Name: Title:	CAPITOL SERIES TRUST By: /s/ Matthew J. Miller Name: Matthew J. Miller Title: President

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ANNEX A

LIST OF PORTFOLIOS

to the Custodian and Transfer Agent Agreement dated December 9, 2021 between Capitol Series Trust, on behalf of each series, separately and not jointly and Brown Brothers Harriman & Co.

(Updated as of June 26, 2026)

Fairlead Tactical Sector ETF

Hull Tactical US ETF

The Nightview Fund ETF

Sterling Capital Enhanced Core Bond ETF (effective February 26, 2025)

FullerThaler Behavioral Growth ETF